Exhibit 99.1

SemiLEDs Reports First Quarter Fiscal Year 2018

Financial Results

Hsinchu, Taiwan (January 10, 2018) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the first quarter of  fiscal year 2018, ended November 30, 2017.

Revenue for the first quarter of fiscal 2018 was $2.0 million, a 22% decrease compared to $2.6 million in the fourth quarter of fiscal 2017. GAAP net loss for the first quarter of fiscal 2018 was $0.4 million, compared to a loss of $0.7 million in the fourth quarter of 2017, or a net loss of $0.11 per diluted share, compared to a net loss of $0.19 per diluted share for the fourth quarter of fiscal 2017.

GAAP gross margin for the first quarter of fiscal 2018 was 3%, compared with gross margin for the fourth quarter of fiscal 2017 of 6%. Operating margin for the first quarter of fiscal 2018 was negative 43%, compared with negative 31% in the fourth quarter of fiscal 2017. The Company’s cash and cash equivalents was $3.4 million at November 30, 2017, compared to $3.6 million at the end of fiscal 2017.

We expect revenue for the second quarter ending February 28, 2018 to be about $1.6 million +/- 10%.

As part of our cost reduction efforts, during the second quarter ending February 28, 2018, we intend to move and consolidate our LED packaging facility to our headquarters in Chunan, Taiwan.

The Chinese New Year (CNY) of 2018 will begin on February 15, 2018. Our office and factory in Chunan will be closed from February 10, 2018 until February 25, 2018 and will resume operations on Monday, February 26, 2018.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any projection of future revenues, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	November 30,	August 31,
	2017	2017
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,400	$3,582
Accounts receivable (including related parties), net	1,307	1,111
Inventories	2,614	2,946
Prepaid expenses and other current assets	216	405
Total current assets	7,537	8,044
Property, plant and equipment, net	8,099	8,275
Intangible assets, net	109	104
Investments in unconsolidated entities	998	992
Other assets	248	255
TOTAL ASSETS	$16,991	$17,670
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$339	$335
Accounts payable	725	1,145
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	5,632	5,482
Total current liabilities	7,196	7,462
Long-term debt, excluding current installments	2,320	2,391
Total liabilities	9,516	9,853
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	175,410	175,386
Accumulated other comprehensive income	3,727	3,701
Accumulated deficit	(171,662)	(171,270)
Total equity	7,475	7,817
TOTAL LIABILITIES AND EQUITY	$16,991	$17,670

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	November 30,	August 31,
	2017	2017
Revenues, net	$2,003	$2,571
Cost of revenues	1,951	2,426
Gross profit	52	145
Operating expenses:
Research and development	184	200
Selling, general and administrative	733	788
Gain on disposals of long-lived assets	—	(36)
Total operating expenses	917	952
Loss from operations	(865)	(807)
Other income (expenses):
Interest expenses, net	(8)	(8)
Other income, net	498	69
Foreign currency transaction gain (loss), net	(17)	73
Total other income, net	473	134
Loss before income taxes	(392)	(673)
Income tax expense	—	—
Net loss	$(392)	$(673)
Net loss per share:
Basic and diluted	$(0.11)	$(0.19)
Shares used in computing net loss per share:
Basic and diluted	3,544	3,544

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